Exhibit 10.32

Patricia A. Bradford	Unisys Corporation	Telephone
Senior Vice President	Unisys Way	215 986 5211
Worldwide Human Resources	Blue Bell PA 19424-0001	Fax
215 986 0629
Unisys

November 9, 2007                                                                                                                                               Revised

Tony Doye

2602 Lasswade Lane

Oakton, VA 22124

Dear Tony:

CONGRATULATIONS!

I am pleased to extend an offer of employment to you as Chief Operating Officer, Global Outsourcing and Infrastructure Services (GOIS) organization, reporting to Randy Hendricks. This position will be based in Reston, Virginia. Before January 1, 2008, we will recommend you for election as a Senior Vice President (corporate officer), President, Global Outsourcing and Infrastructure Services of Unisys Corporation reporting to Joseph W. McGrath, President and Chief Executive Officer. Attached is the Unisys Elected Officer Supplemental Benefits Summary.

This offer is made to you at a monthly salary of $41,667, which is equivalent to $500,004 annual salary. The Unisys preferred method of salary payment is through direct deposit to the employee’s bank account.

You will be eligible to participate in the 2007 Executive Variable Compensation Plan (“2007 EVC Plan”) with a target of 85% of your base salary. Your incentive target ($425,000 per year) will be guaranteed for 24 months based on your starting salary at time of hire, contingent on your continued employment on the date of payment. During the remainder of 2007, your incentive target will be guaranteed pro-rata from your start date through the end of the calendar year and will be paid at the same time that other participants in the 2007 EVC Plan are paid or would have been paid. For 2008, your incentive target will be guaranteed and will be paid at the same time that other participants in the 2008 EVC Plan (“2008 EVC Plan”) are paid or would have been paid. For 2009, your incentive target will be guaranteed pro-rata from January 1, 2009 until the second anniversary of your date of hire. You will be paid the guaranteed portion of your bonus at the same time that other bonuses for other participants in the 2009 Executive Variable Compensation Plan (“2009 EVC Plan”) are paid or would have been paid. Incentive payouts and participation for the remainder of 2009 and for subsequent years will be determined in accordance with the terms of the incentive plan then in effect or any other incentive plan for which you may be eligible. You must continue to be actively employed on a full-time basis through the 2007, 2008 and 2009 EVC Plan payout dates to be eligible to receive an award for that particular year.

Tony Doye

November 9, 2007

A recommendation will be made to the Compensation Committee of the Board of Directors at its next scheduled meeting that you be granted 180,000 restricted stock units (“RSUs”), awarded under the terms of the 2003 Long-Term Incentive and Equity Compensation Plan. These RSUs will vest on the third anniversary of the date of the grant and will be payable in shares of Unisys common stock. The date of grant will be the later of the date of the Compensation Committee meeting or the day after your hire date. An additional recommendation will be made to the Compensation Committee of the Board of Directors at that same meeting that you be granted 50,000 restricted stock units (“RSUs”), awarded under the terms of the 2003 Long-Term Incentive and Equity Compensation Plan. These RSUs will vest 1/3 on the first anniversary of the date of grant (rounded up to the nearest whole share), 1/3 on the second anniversary of the date of the grant and the remainder on the third anniversary of the date of the grant and will be payable in shares of Unisys common stock. The date of grant will be the later of the date of the Compensation Committee meeting or the day after your hire date. You will be required to sign a restricted stock unit award agreement for each grant containing a non-compete clause and this agreement must be returned in its entirety by the date specified in the agreement.

In addition, Unisys will also provide you with a sign-on bonus payment of $250,000 within the first month of your employment. If you voluntarily resign prior to completing 12 months of service you are required to repay in full. Any unpaid amounts will be deducted from your final paycheck and/or any other amounts due to you from Unisys – including (but not limited to): bonuses, travel reimbursements, commissions – to the extent permitted by law. Any amounts recovered by Unisys shall not relieve your obligation to repay in full.

In the event that your employment is terminated by Unisys without “cause” within twenty four (24) months of your hire date, you will be entitled to receive the continued monthly payment of your base salary, plus continuation of medical and dental benefits, for six (6) months from the date of said termination, beginning no later than 60 days from termination. You agree to accept these termination payments as the sole and exclusive remedy against Unisys for any claims arising out of the termination of your employment by Unisys without cause. These special termination payments shall not be considered as compensation for purposes of any employee benefit plan, including, but not limited to, the Unisys Savings Plan.

For purposes of this agreement, “cause” means intentional dishonesty; conviction of a felony; or your conviction of a misdemeanor involving honesty which, in the opinion of Unisys, impairs your ability to substantially perform your job; gross neglect of your duties; engaging in conduct which is against the best interest of Unisys, including but not limited to conduct which materially violates the Unisys Code of Ethical Conduct; or your continued failure to adequately perform your job duties, provided that Unisys has given you a written notice identifying the manner in which it believes that you have failed to adequately perform your job duties and you fail to cure your inadequate performance within 30 days of receiving such notice; or your inability to perform your duties because of a mental or physical disability which extends for a period of six months, or your death.

Tony Doye

November 9, 2007

This offer letter shall be interpreted to avoid any penalty sanctions under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this offer letter may only be made upon a ‘separation from service’ under section 409A of the Code. See the attachment to this offer letter for more details as to section 409A of the Code, which attachment is a part of this offer letter.

You have represented to Unisys that the stock option and restricted stock agreements you have with your present employer contain “claw-back” provisions which may permit your employer to recoup certain gains you may have realized through the exercise of those awards. While we do not believe that your employment with Unisys would be in violation of any post-employment restrictions, you agree to immediately notify me in the event that you are contacted by your current employer regarding the enforcement of the claw-back provision of your stock option and restricted stock agreements. You also agree to fully cooperate with Unisys in the event that it elects to contest any enforcement proceeding. Unisys will assume the cost of any such defense. In the event that such proceedings ultimately result in an actual loss to you, Unisys will offset your actual loss with an offer of up to 140,000 RSUs under the terms of the 2003 Long-Term Incentive and Equity Compensation Plan that, once approved by the Compensation Committee of the Board of Directors, and contingent on your continued employment through the vesting date, will vest on the third anniversary of the date of the grant and will be payable in shares of Unisys common stock. This provision of your offer letter will expire twelve months from the date hereof.

The 2007 Benefits Highlights brochure provides an overview of the Unisys benefits programs. Unisys provides Day One Coverage for some of the benefits offered, and allows you to make your elections prior to your first day of employment. Shortly after Unisys receives acceptance of this offer of employment and signed documentation, you will be sent information from the Unisys Concierge that will instruct you on how to enroll for benefits. As a Unisys employee, you will be immediately eligible to participate in the Unisys 401(k) Savings Plan.

Employment is contingent upon the completion of required forms, which include, but may not be limited to, the following: proof of employment eligibility and identity under the Immigration Reform Control Act of 1986 (including making all arrangements necessary to assure the timely completion of the I-9 Employment Eligibility Verification Form within three (3) days from the start of your employment), and signing of the enclosed Employee Proprietary Information, Inventions and Non-Competition Agreement.

Tony Doye

November 9, 2007

Unisys is committed to maintaining its competitive position in the employment marketplace. However, it is agreed that neither this offer of employment, nor the maintenance of personnel policies, procedures and benefits, including, but not limited to those found in the “2007 Benefits Highlights” brochure, creates a contract of employment.

Tony, we look forward to you joining the team at Unisys! We expect that you will find many challenges and rewards awaiting you here. Should you have any questions, please feel free to contact me at 215-986-5221. Please fax a signed copy of the last page of this letter and Employee Proprietary Information form to me at 215-986-0629 no later than midnight, November 13, 2007 and send originals via return mail in the enclosed envelope.

Sincerely,

/s/ Patricia A. Bradford
Patricia A. Bradford
Senior Vice President
Worldwide Human Resources and Reporting

cc:	Joseph W. McGrath

Enc.	Attachment to Offer Letter Relating to Code Section 409(A)
Employee Proprietary Information Form
Unisys Elected Officer Supplemental Benefits Summary
2007 Benefits Highlights
Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan

Tony Doye

November 9, 2007

If the conditions of this offer are acceptable to you, please sign the enclosed copy of this letter and attachments. This offer is valid until midnight, November 14, 2007.

I have read and accepted the offer as outlined above:

Accepted:                                                                               Date:

To establish your personal employee record and for security of your record in our PeopleSoft Human Resource Information System, please provide the following:

Social Security Number:

Date of Birth:

County of Residence:

Start Date: